THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

TOKENOVA WORLDWIDE, INC.

(Pursuant to Chapter 78, Sections 390 and 403 of Nevada Revised Statutes)

Tokenova Worldwide, Inc., a corporation organized and existing under and by virtue of the provisions of the laws of the State of Nevada relating to Private Corporations in Nevada Revised Statues (the “NRS”).

DOES HEREBY CERTIFY:

1.              That the name of this corporation is Tokenova Worldwide, Inc., and this corporation was originally incorporated pursuant to the laws of the State of Nevada on March 31, 2026.

2.              That the Board of Directors duly adopted resolutions proposing to amend and restate the second amendment and restatement of Articles of Incorporation of this corporation, declaring said third amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed third amendment and restatement is as follows.

RESOLVED, that the Articles of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Tokenova Worldwide, Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The Registered Office of the Corporation in the State of Nevada is located at 204 West Spear Street, Carson City, Nevada, 89703. The name of the Commercial Registered Agent and such address upon whom process against this Corporation may be served is Corporate Services of Nevada located at 502 North Division Street, Carson City, Nevada 89703.

ARTICLE III

PURPOSE AND POWERS

Being a Qualified Small Business pursuant to IRC 1202, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the laws of the State of Nevada. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the State of Nevada and in accordance with these articles. The Corporation may conduct all or any part of its business, operations and own real or personal-property assets within and without the State of Nevada without limitation.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock for all classes of capital stock that the Corporation is authorized to issue is two hundred twenty-five million (225,000,000). The authorized capital stock is divided into two hundred million (200,000,000) shares of common stock having a par value of one-one hundredth of one cent ($0.0001) per share (hereinafter, the “Common Stock”) which are further divided and classified into one hundred million (100,000,000) shares of which are designated Class A Common Stock having a par value of one-one hundredth of one cent ($0.0001) per share, and fifty million (50,000,000) shares of which are designated Class B Common Stock having a par value of one-one hundredth of one cent ($0.0001) per share, and twenty-five million (25,000,000) shares of preferred stock having a par value of one-one hundredth of one cent ($0.0001) per share (hereinafter, the “Preferred Stock”). Fifty million (50,000,000) shares of authorized Common Stock having a par value of one-one hundredth of one cent ($0.0001) per share are not specified to any class. Capital stock of the Corporation shall be uncertificated with the identifying information of holders with the class(es) and number of shares held thereof shall be contained in the records of the Corporation.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

(A)	Capital Stock.

1.	Shares of capital stock of the Corporation (Common Stock or Preferred Stock) may be issued from time to time in one (1) or more classes or series, the shares of each class or series to have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

2.	Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by Nevada Revised Statutes, to authorize by resolution or resolutions from time to time the issuance of one (1) or more class or series of capital stock out of the authorized but unissued shares of Common Stock or Preferred Stock and with respect to each such series to fix, by filing a certificate of designation (such certificate being referred to herein as a “Certificate of Designation”) pursuant to the Nevada Revised Statutes setting forth such resolution or resolutions and providing for the issuance of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class or series shall include, but not be limited to, the determination or fixing of the following:

(i)	the designation of such class or series;

(ii)	the number of shares of such class or series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation for such class or series) increase or decrease (but not below the number of shares of such class or series then outstanding);

(iii)	the dividend rate, if any, payable to holders of shares of such class or series, any conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(iv)	whether the shares of such class or series shall be subject to redemption by the Corporation, in whole or in part, at the option of the Corporation or of the holder thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

(v)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(vi)	whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges;

(vii)	the extent, if any, to which the holders of shares of such class or series shall be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

(viii)	the restrictions, if any, on the issue or reissue of any additional Common Stock or Preferred Stock;

(ix)	the rights and preferences of the holders of the shares of such class or series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, the Corporation; and,

(x)	any other right, preference or restriction applicable to the holders of the shares of such class or series that the Board of Directors may determine to be advisable and in the best interests of the Corporation.

3.	The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the voting power represented by all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Common Stock or Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any class of Common Stock or series of Preferred Stock may provide that such class or series shall be superior to, rank equally with or be junior to any other class of Common Stock or series of Preferred Stock to the extent permitted by law and the terms of any other class of Common Stock or series of Preferred Stock.

(B)           Common Stock. Except as otherwise provided for by these Articles of Incorporation and any resolution(s) of the Board of Directors pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the laws of the State of Nevada, the holders of outstanding shares of Common Stock together with the holders of the outstanding shares of any future class of Common Stock created by the Corporation and provided with the right to vote, shall have the exclusive right to vote on all matters requiring stockholder action.

1.	Class A Common Stock.

1.1	Voting. On each matter on which holders of Class A Common Stock are entitled to vote, each outstanding share of such Class A Common Stock will be entitled to one (1) vote; provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Articles of Incorporation that relates solely to the terms of the Class B Common Stock or one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to this Articles of Incorporation including any amendments hereto or a designation of one (1) or more series of Common Stock or Preferred Stock or pursuant to the laws of the State of Nevada.

1.2	Distributions. Subject to the rights of holders of any series of outstanding Preferred Stock and class of Common Stock, holders of shares of Class A Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, indebtedness or property of the Corporation when, as and if declared thereon to holders of shares of Class A Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

1.3	Liquidation. Subject to the rights of holders of any series of outstanding Preferred Stock and class of Common Stock, holders of shares of Class A Common Stock shall have equal rights to receive the assets and funds of the Corporation available for distribution to its stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. The holders of Class A Common Stock shall not be entitled to receive any liquidation preference over any other class of Common Stock.

1.4	Preemptive Rights; Conversion; Redemption. The holders of Class A Common Stock shall not possess the right to purchase additional shares or any other unit of measure utilized in any future issuance of shares of Common Stock, Preferred Stock or any other securities of the Corporation nor possess any conversion rights into another security of the Corporation nor any redemption rights requiring the repurchase of Class A Common Stock.

2.	Class B Common Stock.

2.1	Voting. On each matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of an outstanding share of Class B Common Stock shall be entitled to cast five (5) votes which shall be individually retained by the holder thereof unless otherwise agreed to in writing by all of the holders thereof.

2.2	Class B Common Stock Protective Provisions. At any time when shares of Class B Common Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise without first obtaining the written consent or affirmative vote of holders of no less than fifty percent (50%) of Class B Common Stock who are entitled to vote, either provided in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (in addition to any other vote required by law or this Articles of Incorporation), and any such act or transaction entered into without such consent or affirmative vote of Class B Common Stock shall be null and void ab initio, and of no force or effect, do any of the following:

(a)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation, or consent to any of the foregoing;

(b)	cancel or terminate any outstanding shares of Class B Common Stock;

(c)	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or in any other manner, amend, alter or repeal or adopt any provision of this Articles of Incorporation or the Bylaws (defined below) of the Corporation that is inconsistent with or otherwise adversely affects or modifies the voting, par value, powers, preferences, special rights, privileges or restrictions of the Class B Common Stock; or,

(d)	adopt any anti-takeover measure.

2.3	Access to Records of the Corporation. Each holder of the Class B Common Stock shall have full access to the financial statements, and all books and records of the Corporation upon written request.

2.4	Preemptive Rights. Each holder of Class B Common Stock shall have the right of first refusal to purchase additional shares in any future issuance, of shares of Common Stock or Preferred Stock or other securities of the Corporation to ensure that each holder of Class B Common Stock has the opportunity to maintain their percentage ownership interest in the Corporation before any shares or other securities are offered to outside investors. This right shall apply unless explicitly waived in writing by the respective holder of Class B Common Stock.

2.5	Distributions. Subject to the rights of holders of any series of outstanding Preferred Stock and class of Common Stock, holders of shares of Class B Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, indebtedness or property of the Corporation when, as and if declared thereon to holders of shares of Class B Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

2.6	Liquidation. Subject to the rights of holders of any series of outstanding Preferred Stock and class of Common Stock, holders of shares of Class B Common Stock shall have equal rights to receive the assets and funds of the Corporation available for distribution to its stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. The holders of Class B Common Stock shall not be entitled to receive any liquidation preference over any other class of Common Stock.

2.7	Conversion; Redemption. The holders of Class B Common Stock shall not possess any conversion rights into another security of the Corporation nor any redemption rights requiring the repurchase of Class B Common Stock.

3.	Distributions Payable in Securities of the Corporation. The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.
4.	General Provisions; Common Stock.

4.1	Voting. Except as otherwise expressly provided herein or as required by law, the holders of Common Stock will vote together and not as separate series or classes.

4.2	Cumulative Voting Prohibited. There shall be no cumulative voting for any class of Common Stock of the Corporation possessing a right to vote on any corporate matter.

4.3	Subdivision; Combination. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, then the outstanding shares of all classes of Common Stock will be subdivided or combined in the same proportion and manner.

4.4	Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by law or the terms of this Articles of Incorporation or a Certificate of Designation, defined below) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the voting power represented by all outstanding shares of capital stock of the Corporation entitled to vote thereon.

(C)	Preferred Stock.

1.	Series A Preferred Stock.

1.1	Voting. Except as otherwise required by law, holders of Series A Preferred Stock shall neither be entitled to vote on any matter on which holders of the capital stock of the Corporation are entitled to vote nor possess any special voting rights and the consent of Series A Preferred Stock shall not be required for the taking of any corporate action.

1.2	Distributions. Subject to the rights of holders of any series of outstanding Preferred Stock and class of Common Stock, holders of shares of Series A Preferred Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, indebtedness or property of the Corporation when, as and if declared thereon to holders of shares of Series A Preferred Stock or any class of Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

1.3	Liquidation Preference. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Series A Preferred Stock shall have equal rights to receive the assets and funds of the Corporation available for distribution to its stockholders in the event of any liquidation in the furtherance of the dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary before any distribution to any class of outstanding Common Stock. If sufficient funds exist at the time of the event, liquidating distributions for each Series A Preferred Stock share shall be limited to an aggregate amount equal to (i) the original issue purchase price per share of the Series A Preferred Stock plus (ii) all accrued and unpaid dividends payable to each share of Series A Preferred Stock on the date fixed for the liquidation distribution, and no more. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this Section 1.3 of paragraph C, the holders of shares of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

1.4	Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise without first obtaining the written consent or affirmative vote of no less than fifty percent (50%) of Series A Preferred Stock shares entitled to vote, either provided in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or affirmative vote of Series A Preferred Stock shall be null and void ab initio, and of no force or effect, do any of the following:

(a)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation, or consent to any of the foregoing;

(b)	cancel or terminate any outstanding shares of Series A Preferred Stock; or,

(c)	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or in any other manner, amend, alter or repeal or adopt any provision of this Articles of Incorporation or the Bylaws (defined below) of the Corporation that is inconsistent with or otherwise adversely affects or modifies the voting, par value, powers, preferences, special rights, privileges or restrictions of the Series A Preferred Stock.

1.5	Preemptive Rights. The holders of Series A Preferred Stock shall not possess the right to purchase additional shares or other unit of measure utilized in any future issuance of shares of Common Stock, Preferred Stock or any other securities of the Corporation.

1.6	Conversion.

(a)	Mandatory. Series A Preferred Stock shall automatically convert into Class A Common Stock at a ratio of one (1) Series A Preferred Stock share into one (1) Class A Common Stock share in the event of:
i.	merger, consolidation or combination of the Corporation with or into any other corporation;
ii.	the sale, lease, transfer or other exchange of all or substantially all of the assets of the Corporation; or,
iii.	the registration of the capital stock in the Corporation with the U.S. Securities and Exchange Commission in anticipation of an initial public offering (an “IPO”).

(b)	Voluntary. Series A Preferred Stock holders shall possess the right to convert one (1) Series A Preferred Stock share into one (1) Class A Common Stock share at any time.

The Corporation shall at all times reserve and keep available out of its authorized and unissued and/or treasury Common Stock solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive rights, the maximum number of shares of Common Stock as shall from time to time be issuable upon the conversion of all shares of Series A Preferred Stock then outstanding.

1.7	Redemption. The holders of Series A Preferred Stock shall not possess any redemption rights requiring the repurchase of Series A Preferred Stock by the Corporation.

ARTICLE V

BOARD OF DIRECTORS

(A)        Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Nevada, the Board of Directors shall be expressly authorized to:

1.	determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation;

2.	establish one (1) or more classes or series of capital stock in the Corporation;

3.	establish one (1) or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law;

4.	adopt, amend or repeal bylaws of the Corporation without shareholder participation or approval; and,

5.	exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Nevada, these Articles of Incorporation as the same may be amended or restated from time to time, and the bylaws of the Corporation (as the same may be amended or restated from time to time, the “Bylaws”).

(B)           Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by a vote of a majority of the Board of Directors in the manner provided in the Bylaws.

(C)           Vacancies. Except as otherwise required by law and subject to the rights of the holders of a series of Preferred Stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the action of stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

(D)          Removal of Directors. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of a two-thirds majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

(E)           Meeting of Directors. The Board of Directors or any designated committee thereof may participate in a meeting of the Board or committee through electronic communications, videoconferencing, teleconferencing or other available technology. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the Board or of the committee, excluding the common or interested directors in any matter before the Board of Directors for consideration.

ARTICLE VI

LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

(A)          Limitation of Liability of Directors and Officers. A Director or Officer of the Corporation shall not be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer to the fullest extent permitted by the Nevada Revised Statutes, including but not limited to NRS Section 78.138 and Section 78.300, as the same now exists or hereafter may be amended.

(B)           Indemnification. The Corporation shall, to the fullest extent permitted by the Nevada Revised Statutes, including but not limited to NRS Section 78.7502 and Section 751, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors not being indemnified or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(C)           Insurance. The Corporation shall have the power to maintain insurance on behalf of any and all persons whom it shall have power to indemnify as discussed above against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Articles of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

AMENDMENT OF BYLAWS

Subject to the rights of holders of any series of outstanding Preferred Stock, in furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend, alter, change, adopt or repeal the Bylaws of the Corporation without shareholder participation or approval; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

ARTICLE VIII

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Articles of Incorporation, and any other provisions authorized by Nevada Revised Statutes or Nevada law may be added or inserted, in the manner now or hereafter prescribed by Nevada Revised Statutes or Nevada law, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

ARTICLE IX

MEETING OF STOCKHOLDERS

Meetings of stockholders may be held inside or outside the State of Nevada and may be held solely by remote communication with stockholder participation in the meeting through remote communication, including, without limitation, electronic communications, videoconferencing, teleconferencing or other available technology, and as the Bylaws may provide. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting of the stockholders if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power of the Corporation.

ARTICLE X

CORPORATE RECORDS

The books and records of the Corporation may be kept at such place or places and in such forms as may be designated from time to time by the Board of Directors or in the Bylaws, subject to any provision contained in Nevada Revised Statutes. The Corporation may maintain any and all corporate records, including its stock transfer book which may include ownership, transfer, capitalization, and any other shareholder records, through electronic, digital, blockchain-enabled, distributed ledger, or other technology systems as permitted under Nevada Revised Statutes and applicable law.

ARTICLE XI

SELECTION OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the State of Nevada business court possessing exclusive original jurisdiction to hear business disputes shall, to the fullest extent permitted by law, be the sole and exclusive forum for any and all: (i) concurrent judicial actions as defined in NRS 78.046(5)(a) as the same now exists or hereafter may be amended or supplemented, and (ii) internal actions as defined in NRS 78.046(5)(d) as the same now exists or hereafter may be amended or supplemented. In the event the State of Nevada business court possessing exclusive original jurisdiction to hear business disputes has not been established by the State of Nevada, the Second Judicial District Court of the State of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such actions. In the event any cause of action or claim depicted in sections (i) and (ii) above is determined by law to not be justiciable by the applicable Nevada state court due to the matter being within the exclusive jurisdiction of the United States federal courts, the United States District Court for the District of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for that matter.

Notwithstanding the foregoing, unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint, cause of action, or claim arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, whether brought as a direct action, an individual action, a class action, a derivative action, or otherwise. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock or any other security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

WAIVER OF TRIAL BY JURY

In accordance with NRS Section 78.046(4), as the same now exists or hereafter may be amended or supplemented, any and all internal actions required to be tried in any court specified within Article XI shall be tried before the presiding judge as the trier of fact and shall not be tried before a jury. This Article XII shall conclusively operate as a waiver of the right to trial by jury by each party to any internal action as defined in NRS Section 78.046(5)(d), as the same now exists or hereafter may be amended or supplemented. This Article XII shall not be construed as to limit or otherwise affect any right to a jury trial in any action, suit or proceeding that is not an internal action such as any complaint, cause of action, or claim arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

ARTICLE XIII

SEVERABILITY

If any provision or provisions of this Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Articles of Incorporation (including, without limitation, each portion of any paragraph of this Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

* * *

3.              That the foregoing third amendment and restatement of the Articles of Incorporation was approved by the holders of the requisite number of shares of this Corporation in accordance with NRS Section 78.390.

4.              That this Articles of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Articles of Incorporation in accordance with NRS Section 78.403 and Section 78.390, and has been duly adopted in accordance with NRS Section 78.320.

IN WITNESS WHEREOF, this Third Amended and Restated Articles of Incorporation has been executed by a duly Authorized Officer of this Corporation on this 14th day of October 2026.

By: ______________

Max Hooper, Ph.D.

Authorized Officer